Exhibit 33.1

Report on Assessment of Compliance With Applicable Servicing Criteria
for Asset-Backed Securities of Nissan Motor Acceptance Corporation

Certification Regarding Compliance with Applicable Servicing Criteria

1.
Nissan Motor Acceptance Corporation (“NMAC”) is responsible for assessing compliance with the servicing criteria applicable to it under paragraph (d) of Item 1122 of Regulation AB, as of and for the 12-month period ended March 31, 2013 (the “Reporting Period”).  The transactions covered by this report include asset-backed securities transactions involving motor vehicle retail installment sale contracts and lease contracts included in public securitizations sponsored by NMAC starting in 2006 and serviced by NMAC and its subsidiaries (the "Platform");

2.
NMAC has engaged certain vendors (the “Vendors”) to perform specific, limited or scripted activities, and NMAC elects to take responsibility for assessing compliance with the servicing criteria or portion of the servicing criteria applicable to such Vendors’ activities and NMAC represents that such Vendors are not servicers as defined in paragraph (j) of Item 1101 of Regulation AB;

3.	Presented in Appendix A hereto are the servicing criteria (and portions thereof) impacted by the Vendors’ activities and for which NMAC is assuming responsibility;

4.	Except as set forth in paragraphs 5 and 6 below, NMAC used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB to assess compliance with the applicable servicing criteria;

5.
NMAC has determined that criteria 1122(d)(1)(iii), (d)(1)(iv), (d)(2)(vi), (d)(4)(ix), (d)(4)(x) and (d)(4)(xv) are not applicable to NMAC based on the activities it performs, directly or through its Vendors or subsidiaries, with respect to the Platform;

6.
NMAC has determined that criteria 1122(d)(2)(ii) and (d)(3)(ii)-(iii) pertaining to the actual disbursement or remittance of funds to investors and criteria 1122(d)(2)(iv) and (d)(3)(iv) do not apply to NMAC since performing such activities in connection with these criteria are the responsibility of the applicable indenture trustee;

7.
NMAC has complied, in all material respects, with the applicable servicing criteria as of March 31, 2013 and for the Reporting Period with respect to the Platform taken as a whole, except for certain instances of non-compliance described in Appendix B hereto;

8.
NMAC has not identified and is not aware of any material instance of noncompliance by the Vendors with the applicable servicing criteria as of March 31, 2013 and for the Reporting Period with respect to the Platform taken as a whole;

9.
NMAC has not identified any material deficiency in its policies and procedures to monitor the compliance by the Vendors with the applicable servicing criteria as of March 31, 2013 and for the Reporting Period with respect to the Platform taken as a whole; and

10.	Ernst & Young LLP (“E&Y”), a registered public accounting firm, has issued an attestation report on NMAC’s assessment of compliance with the applicable servicing criteria for the Reporting Period.

June 27, 2013

NISSAN MOTOR ACCEPTANCE CORPORATION

By:	/s/ Mark Kaczynski
Name: Mark Kaczynski
Title: President and Chief Executive Officer

APPENDIX A

Reference	Servicing Criteria
Cash Collection and Administration
1122(d)(2)(i)
Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.

1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

Pool Asset Administration
1122(d)(4)(i)	Collateral or security on pool assets is maintained as required by the transaction agreements or related mortgage loan documents.
1122(d)(4)(ii)	Pool asset and related documents are safeguarded as required by the transaction agreements.

APPENDIX B

Reference	Servicing Criteria
1122(d)(2)(vii)
“[…] Reconciliations shall be prepared by the Servicer on a monthly basis for the Collection Account, the Reserve Account and the Principal Distribution Account... Such reconciliations shall be reviewed and approved by someone other than the person who prepared the reconciliation. […]”

Discussion of Non-Compliance
The accounts for two of the lease asset-backed securities transactions included in the Platform were not included on the list of reconciliations to be reviewed and approved by a manager in the related department.  NMAC has since confirmed that the reconciliations were correct and that the securityholders were not impacted.  NMAC has implemented process changes to ensure that the lapse does not reoccur going forward.